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                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES



                                                         MARCH         MARCH
   (DOLLARS IN THOUSANDS)                                1999          1998
                                                      -----------   -----------
EARNINGS:
   PRE-TAX INCOME                                          27,365        27,317
   ADD:  FIXED CHARGES                                      4,889         3,932
   LESS:  INTEREST CAPITALIZATION                            (333)         (116)
                                                      -----------   -----------
        TOTAL  EARNINGS                                    31,921        31,133
                                                      ===========   ===========

FIXED  CHARGES:
   INTEREST EXPENSE                                         3,918         3,106
   INTEREST CAPITALIZATION                                    333           116
   INTEREST PORTION OF RENTAL EXPENSE                         638           710
                                                      -----------   -----------
     TOTAL  FIXED CHARGES                                   4,889         3,932
                                                      ===========   ===========

        TOTAL EARNINGS                                     31,921        31,133


DIVIDED BY:
     TOTAL FIXED CHARGES                                    4,889         3,932
                                                      -----------   -----------

             RATIO                                           6.53          7.92



   NOTE: PREFERRED DIVIDENDS ARE EXCLUDED. AMORTIZATION OF DEBT EXPENSE DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL TO THE ABOVE CALCULATION.